Exhibit 99.1

NEWS Contact: Mary Dean Hall Vice President, Chief Financial Officer and Treasurer Hallm@quakerchem.com T. 610.832.4160

For Release: Immediate

QUAKER CHEMICAL ANNOUNCES SECOND QUARTER 2016 RESULTS

•	Strong operating income of $22.1 million drives 5% increase in adjusted EBITDA

•	Volume growth drives 2% increase in net sales despite FX and end-market headwinds

•	Solid operating cash flow of $25.2 million up 31% from the prior year quarter

July 27, 2016

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE: KWR) today announced net sales of $186.9 million in the second quarter of 2016, a 2% increase compared to $183.7 million in the second quarter of 2015, as growth in organic and acquisition volumes continued to outpace negative impacts from foreign currency translation and declines in selling price. This sales growth, coupled with stable gross margins and selling, general and administrative expenses, drove a 3% increase in operating income to $22.1 million in the second quarter of 2016 compared to $21.4 million in the second quarter of 2015 and a 5% increase in adjusted EBITDA to $27.7 million in the second quarter of 2016 compared to $26.2 million in the prior year quarter.

The Company’s strong operating performance year-over-year was offset by a higher effective tax rate of 32.6% in the second quarter of 2016 compared to 27.1% in the second quarter of 2015, resulting in earnings per diluted share of $1.13 for both the second quarters of 2016 and 2015, respectively, and a decrease in non-GAAP earnings per diluted share to $1.11 in the second quarter of 2016 compared to $1.15 in the prior year quarter. The Company has recognized a higher effective tax rate during the first half of 2016 while it awaits recertification of a concessionary tax rate in one of its subsidiaries, which the Company expects to receive in the fourth quarter of 2016 and which was available to the Company throughout 2015. The Company’s reported and non-GAAP results in the second quarter of 2016 were also negatively impacted by foreign exchange of approximately 4%, or $0.05 per diluted share. Driven by its strong operating earnings, the Company’s net operating cash flow increased 31% to approximately $25.2 million in the second quarter of 2016 compared to $19.2 million in the second quarter of 2015.

Michael F. Barry, Chairman, Chief Executive Officer and President commented, “We are pleased with our second quarter results, despite continued market challenges. We were able to grow our volumes both organically by 2% and from acquisitions by 4%, as well as maintain strong gross margins and stable SG&A levels, which enabled us to generate solid increases in adjusted EBITDA and net operating cash flow. This performance was achieved despite foreign exchange headwinds, which negatively impacted our top and bottom line by 3% and 4%, respectively. In the second half of the year, we expect to see some decline in gross margin due to timing differences between raw material price changes and our product pricing adjustments. However, we also expect to realize benefits from our previously announced restructuring program. In addition, we continue to believe in our ability to take market share and leverage our past acquisitions to help offset market challenges. In summary, our 2016 forecast continues to indicate growth in both the top and bottom lines and we still expect to increase non-GAAP earnings and adjusted EBITDA for the seventh consecutive year.”

Quaker Chemical Corporation

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA

P: 610.832.4000 F: 610.832.8682

quakerchem.com

Second Quarter of 2016 Summary

Net sales in the second quarter of 2016 were $186.9 million compared to $183.7 million in the second quarter of 2015. The 2% increase in net sales was primarily due to a 6% increase in volumes, including acquisitions, partially offset by the negative impact of foreign currency translation of $5.3 million, or 3%, and declines in selling price and product mix of 1%.

Gross profit in the second quarter of 2016 increased $0.6 million, or 1%, from the second quarter of 2015, primarily driven by the increase in sales volumes, noted above, on relatively consistent gross margins of 38.1% in the second quarter of 2016 compared to 38.4% in the prior year quarter.

Selling, general and administrative expenses (“SG&A”) decreased less than $0.1 million during the second quarter of 2016, primarily due to decreases from foreign currency translation, partially offset by incremental costs associated with the Company’s July 2015 acquisition of Verkol S.A (“Verkol”). In addition, overall labor–related costs were relatively flat quarter-over-quarter as annual compensation increases were offset by certain cost savings efforts, including initial modest savings as a result of the 2015 global restructuring program. Related to this restructuring program, the Company did not incur any additional restructuring expenses in the second quarter of 2016 and continues to execute the program as planned. The Company continues to project pre-tax cost savings as a result of this program to approximate $3 million in 2016 and $6 million annually in subsequent years. In addition, the Company still expects to substantially complete this program during 2016.

Operating income in the second quarter of 2016 was $22.1 million, which increased 3% compared to $21.4 million in the second quarter of 2015. The increase in operating income was primarily due to the increase in sales volumes in the second quarter of 2016, noted above, on relatively consistent gross margins and SG&A in both quarters.

Other income was $0.3 million in the second quarter of 2016 compared to other expense of $0.1 million in the second quarter of 2015. The increase in other income was primarily driven by foreign currency transaction gains realized in the second quarter of 2016 compared to foreign currency transaction losses in the second quarter of 2015.

Interest expense was $0.1 million higher in the second quarter of 2016 compared to the second quarter of 2015, primarily due to increased average borrowings outstanding in the second quarter of 2016 as a result of the Verkol acquisition. Interest income was $0.2 million higher in the second quarter of 2016 compared to the second quarter of 2015, primarily due to an increase in the level of the Company’s invested cash in certain regions with higher returns and interest received on certain tax-related credits in the second quarter of 2016.

The Company’s effective tax rates for the second quarters of 2016 and 2015 were 32.6% and 27.1%, respectively. The increase in the second quarter of 2016 effective tax rate was primarily due to the Company recording earnings in one of its subsidiaries at a statutory tax rate of 25% while it awaits recertification of a concessionary 15% tax rate, which was available to the Company during the second quarter of 2015. For the same reason, the Company estimates its third quarter of 2016 effective tax rate will be between 29% and 31%. However, the Company still estimates its full year 2016 effective tax rate will approximate 28% to 30%.

Equity in net income of associated companies (“equity income”) increased $0.5 million in the second quarter of 2016 compared to the second quarter of 2015, primarily due to higher earnings from the Company’s interest in a captive insurance company in the second quarter of 2016 compared to the prior year quarter.

Net income attributable to noncontrolling interest was relatively flat in the second quarter of 2016 compared to the prior year quarter.

Changes in foreign exchange rates negatively impacted the Company’s second quarter of 2016 net income by approximately 4%, or $0.05 per diluted share.

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Year-to-Date 2016 Summary

Net sales in the first six months of 2016 were $365.0 million compared to $365.1 million in the first six months of 2015. The consistent net sales were the result of a 6% increase in volumes, including acquisitions, offset by the negative impact of foreign currency translation of $13.3 million, or 4%, and declines in selling price and product mix of 2%.

Gross profit in the first six months of 2016 increased $2.2 million, or 2%, from the first six months of 2015, primarily driven by the increase in sales volumes, noted above, and an expansion of gross margin to 38.1% in the first six months of 2016 compared to 37.5% in the first six months of 2015. The expansion in gross margin in the first six months of 2016 is due to a continued lag between the timing of certain raw material cost decreases and related selling price changes.

SG&A increased $0.1 million during the first six months of 2016, primarily due to incremental costs associated with the Company’s acquisition of Verkol and higher overall labor-related costs, which were partially offset by decreases from foreign currency translation and the cost savings efforts, noted above.

Operating income in the first six months of 2016 was $41.3 million, which increased 5% as compared to $39.3 million in the first six months of 2015. The increase in operating income was primarily due to the increase in sales volumes and the expansion of gross margin in the first six months of 2016, noted above, on a consistent level of SG&A year-over-year.

Other income was $1.0 million in the first six months of 2016 compared to other expense of $0.3 million in the first six months of 2015. The increase in other income was primarily driven by foreign currency transaction gains realized in the first six months of 2016 compared to foreign currency transaction losses in the first six months of 2015.

Interest expense was $0.3 million higher in the first six months of 2016 compared to the first six months of 2015, primarily due to increased average borrowings outstanding in the first six months of 2016 as a result of the Verkol acquisition. Interest income was $0.2 million higher in the first six months of 2016 compared to the first six months of 2015, primarily due to an increase in the level of the Company’s invested cash in certain regions with higher returns in the first six months of 2016.

The Company’s effective tax rates for the first six months of 2016 and 2015 were 32.5% and 28.8%, respectively. The increase in the first six months of 2016 effective tax rate was primarily due to the Company recording earnings in one of its subsidiaries at a statutory tax rate of 25% while it awaits recertification of a concessionary 15% tax rate, which was available to the Company during the first six months of 2015, as noted above.

Equity income increased $2.0 million in the first six months of 2016 compared to the first six months of 2015. The increase in equity income was primarily due to a smaller currency conversion charge recorded at the Company’s Venezuela affiliate during the first six months of 2016 compared to the first six months of 2015, related to changes in Venezuela’s foreign exchange markets and currency controls in both periods. In addition, equity income includes earnings from the Company’s interest in a captive insurance company, which was lower in the first six months of 2016 compared to the first six months of 2015.

The Company had a $0.2 million increase in net income attributable to noncontrolling interest in the first six months of 2016 compared to the first six months of 2015, primarily due to stronger performance at its India affiliate.

Changes in foreign exchange rates, excluding the currency conversion impacts of the Venezuelan bolivar fuerte, noted above, negatively impacted the Company’s first six months of 2016 net income by approximately 3%, or $0.07 per diluted share.

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Balance Sheet and Cash Flow Items

The Company’s net operating cash flow of approximately $25.2 million in the second quarter of 2016 increased its year-to-date net operating cash flow to $36.0 million, a 32% increase compared to $27.3 million in the first six months of 2015. The increase was driven by solid operating performance and lower cash invested in the Company’s working capital. In addition, the Company paid approximately $4.3 million in cash dividends during the second quarter of 2016, increasing its total dividends paid to $8.5 million in the first six months of 2016, and also repurchased approximately 84,000 shares of its common stock for $5.9 million in the first six months of 2016. Overall, the Company’s liquidity and balance sheet remain strong, as its cash position exceeded its debt at June 30, 2016 and the Company’s consolidated leverage ratio continued to be less than one times EBITDA.

Non-GAAP Measures

Included in this public release are two non-GAAP (unaudited) financial measures: non-GAAP earnings per diluted share and adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP. The following tables reconcile non-GAAP earnings per diluted share (unaudited) and adjusted EBITDA (unaudited) to their most directly comparable GAAP (unaudited) financial measures:

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$1.13	$1.13	$2.11	$1.90
Equity (income) loss in a captive insurance company per diluted share	(0.02)	0.01	(0.03)	(0.05)
U.S. customer bankruptcy per diluted share	—	0.01	—	0.01
Cost streamlining initiatives per diluted share	—	—	—	0.01
Currency conversion impact of the Venezuelan bolivar fuerte per diluted share	—	—	0.01	0.21
Non-GAAP earnings per diluted share	$1.11	$1.15	$2.09	$2.08

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income attributable to Quaker Chemical Corporation	$15,015	$15,038	$27,961	$25,416
Depreciation and amortization	4,986	4,666	9,920	9,364
Interest expense	727	607	1,468	1,194
Taxes on income before equity in net income of associated companies	7,238	5,724	13,543	11,083
Equity (income) loss in a captive insurance company	(303)	100	(355)	(695)
U.S. customer bankruptcy	—	111	—	111
Cost streamlining initiatives	—	—	—	173
Currency conversion impact of the Venezuelan bolivar fuerte	—	—	88	2,806
Adjusted EBITDA	$27,663	$26,246	$52,625	$49,452

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Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that demand for the Company’s products and services is largely derived from the demand for its customers’ products, which subjects the Company to uncertainties related to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, future terrorist attacks and other acts of violence. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss the second quarter of 2016 results is scheduled for July 28, 2016 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at http://www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others.  For nearly 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

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Quaker Chemical Corporation

Condensed Consolidated Statements of Income

(Dollars in thousands, except share and per share data)

	(Unaudited)
	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015

Net sales	$186,915	$183,726	$364,992	$365,056

Cost of goods sold	115,680	113,109	225,882	228,111

Gross profit	71,235	70,617	139,110	136,945
%	38.1%	38.4%	38.1%	37.5%

Selling, general and administrative expenses	49,142	49,172	97,783	97,636

Operating income	22,093	21,445	41,327	39,309
%	11.8%	11.7%	11.3%	10.8%

Other income (expense), net	271	(88)	977	(282)
Interest expense	(727)	(607)	(1,468)	(1,194)
Interest income	545	375	893	695
Income before taxes and equity in net income of associated companies	22,182	21,125	41,729	38,528

Taxes on income before equity in net income of associated companies	7,238	5,724	13,543	11,083
Income before equity in net income of associated companies	14,944	15,401	28,186	27,445

Equity in net income (loss) of associated companies	461	11	563	(1,426)

Net income	15,405	15,412	28,749	26,019

Less: Net income attributable to noncontrolling interest	390	374	788	603

Net income attributable to Quaker Chemical Corporation	$15,015	$15,038	$27,961	$25,416
%	8.0%	8.2%	7.7%	7.0%

Share and per share data:
Basic weighted average common shares outstanding	13,126,134	13,220,264	13,121,470	13,204,599
Diluted weighted average common shares outstanding	13,144,713	13,239,675	13,136,653	13,223,850

Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$1.13	$1.13	$2.11	$1.91
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$1.13	$1.13	$2.11	$1.90

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Quaker Chemical Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	June 30,	December 31,
	2016	2015
ASSETS

Current assets
Cash and cash equivalents	$96,245	$81,053
Accounts receivable, net	184,306	188,297
Inventories, net	78,269	75,099
Prepaid expenses and other current assets	23,905	21,404
Total current assets	382,725	365,853
Property, plant and equipment, net	85,094	87,619
Goodwill	79,324	79,111
Other intangible assets, net	71,530	73,287
Investments in associated companies	22,324	20,354
Non-current deferred tax assets	19,082	23,468
Other assets	32,217	32,218
Total assets	$692,296	$681,910

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$672	$662
Accounts and other payables	75,569	71,543
Accrued compensation	14,456	19,166
Accrued restructuring	4,080	6,303
Other current liabilities	24,536	26,881
Total current liabilities	119,313	124,555
Long-term debt	83,601	81,439
Non-current deferred tax liabilities	11,748	11,400
Other non-current liabilities	77,401	83,273
Total liabilities	292,063	300,667

Equity

Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2016 - 13,249,759 shares; 2015 - 13,288,113 shares	13,250	13,288
Capital in excess of par value	109,751	106,333
Retained earnings	340,127	326,740
Accumulated other comprehensive loss	(71,790)	(73,316)
Total Quaker shareholders' equity	391,338	373,045
Noncontrolling interest	8,895	8,198
Total equity	400,233	381,243
Total liabilities and equity	$692,296	$681,910

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Quaker Chemical Corporation

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	(Unaudited)
	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities
Net income	$28,749	$26,019
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,331	6,117
Amortization	3,589	3,247
Equity in undistributed (earnings) losses of associated companies, net of dividends	(488)	1,487
Deferred compensation and other, net	3,609	1,325
Stock-based compensation	3,423	3,169
Loss (gain) on disposal of property, plant, equipment and other assets	45	(69)
Insurance settlement realized	(614)	(301)
Pension and other postretirement benefits	(2,896)	1,019
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	3,801	(2,344)
Inventories	(2,387)	(1,993)
Prepaid expenses and other current assets	(3,164)	(4,057)
Accounts payable and accrued liabilities	(1,642)	(6,301)
Change in restructuring liabilities	(2,330)	-
Net cash provided by operating activities	36,026	27,318

Cash flows from investing activities
Investments in property, plant and equipment	(4,377)	(4,277)
Payments related to acquisitions, net of cash acquired	(3,284)	528
Proceeds from disposition of assets	48	102
Insurance settlement interest earned	16	20
Change in restricted cash, net	598	281
Net cash used in investing activities	(6,999)	(3,346)

Cash flows from financing activities
Proceeds from long-term debt	1,736	-
Repayment of long-term debt	(286)	(12,699)
Dividends paid	(8,480)	(7,991)
Stock options exercised, other	(95)	534
Payments for repurchase of common stock	(5,859)	(1,630)
Excess tax benefit related to stock option exercises	136	378
Net cash used in financing activities	(12,848)	(21,408)

Effect of foreign exchange rate changes on cash	(987)	(1,511)
Net increase in cash and cash equivalents	15,192	1,053
Cash and cash equivalents at the beginning of the period	81,053	64,731
Cash and cash equivalents at the end of the period	$96,245	$65,784